Exhibit 10.8

Alumina Refinery (Pinjarra) Agreement Act

1969

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Western Australia

Alumina Refinery (Pinjarra) Agreement Act

1969

Contents

1.	Short title	1
1A.	Interpretation	1
2.	Ratification of agreement	2
3.	Ratification of supplementary agreement	2
4.	Ratification of second supplementary agreement	2
5.	Third supplementary agreement	2
6.	Fourth supplementary agreement	3
	First Schedule — Alumina Refinery
	(Pinjarra) Agreement
	Second Schedule — First supplementary
	agreement
	Third Schedule — Second supplementary
	agreement
	Fourth Schedule — Extract from third
	supplementary agreement
	Notes
	Compilation table	40
	Defined terms

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Western Australia

Alumina Refinery (Pinjarra) Agreement

Act 1969

An Act to ratify an agreement between the State and Western Aluminium No Liability, for the establishment of a refinery near Pinjarra to produce alumina and for incidental and other purposes.

1.	Short title

This Act may be cited as the Alumina Refinery (Pinjarra) Agreement Act 1969 1.

1A.	Interpretation

In this Act, unless the contrary intention appears —

the agreement means —

(a)	in section 2(1), the agreement of which a copy is set forth in the First Schedule; and

(b)	except as provided in paragraph (a), the agreement referred to in that paragraph as amended by the first supplementary agreement, the second supplementary agreement, the third supplementary agreement, and the fourth supplementary agreement;

the first supplementary agreement means the agreement of which a copy is set forth in the Second Schedule;

the second supplementary agreement means the agreement of which a copy is set forth in the Third Schedule;

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Alumina Refinery (Pinjarra) Agreement Act 1969

s. 2

the third supplementary agreement means the agreement set out in the Schedule to the Alumina Refinery (Wagerup) and Acts Amendment Act 1978, a copy of clause 20 of which is set forth in the Fourth Schedule;

the fourth supplementary agreement means the agreement of which a copy is set forth in the Schedule to the Alumina Refinery Agreements (Alcoa) Amendment Act 1987.

[Section 1A inserted by No. 48 of 1972 s.2; amended by No. 116 of 1976 s.2; No. 15 of 1978 s.9; No. 86 of 1987 s.11.]

2.	Ratification of agreement

(1)	The agreement, a copy of which is set out in the First Schedule, is ratified.

(2)	Notwithstanding any other Act or law the agreement shall, subject to its provisions, be carried out and take effect as though those provisions had been expressly enacted in this Act.

[Section 2 amended by No. 48 of 1972 s.3.]

3.	Ratification of supplementary agreement

The first supplementary agreement is ratified.

[Section 3 inserted by No. 48 of 1972 s.4; amended by No. 116 of 1976 s.3.]

4.	Ratification of second supplementary agreement

The second supplementary agreement is ratified.

[Section 4 inserted by No. 116 of 1976 s.4.]

5.	Third supplementary agreement

The agreement is amended and shall be read and construed in accordance with the provisions of the third supplementary agreement.

[Section 5 inserted by No. 15 of 1978 s.10.]

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Alumina Refinery (Pinjarra) Agreement Act 1969

s. 6

6.	Fourth supplementary agreement

The agreement is amended in accordance with the fourth supplementary agreement.

[Section 6 inserted by No. 86 of 1987 s.12.]

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Alumina Refinery (Pinjarra) Agreement Act 1969

First Schedule            Alumina Refinery (Pinjarra) Agreement

First Schedule — Alumina Refinery (Pinjarra) Agreement

[s. 1A]

[Heading amended by No. 19 of 2010 s. 4.]

THIS AGREEMENT UNDER SEAL is made the 30th day of September One thousand nine hundred and sixty-nine BETWEEN THE HONOURABLE SIR DAVID BRAND, K.C.M.G., M.L.A., Premier and Treasurer of the State of Western Australia acting for and on behalf of the Government of the said State and its instrumentalities (hereinafter referred to as “the State”) of the one part and WESTERN ALUMINIUM NO LIABILITY a company duly incorporated under the Companies Statutes of the State of Victoria and having its principal office in that State at 155 Queen Street Melbourne and having its registered office in the State of Western Australia at Hope Valley Road Kwinana (hereinafter referred to as “the Company” which term shall include its successors and permitted assigns) of the other part.

WHEREAS:

(a)	the parties are the parties to the agreement between them defined in section 2 of the Alumina Refinery Agreement Act 1961-1967 of the State of Western Australia (which agreement is hereinafter referred to as “the principal agreement”);

(b)	the Company has pursuant to the principal agreement established at Kwinana a refinery, a berth and other services and facilities relating to the foregoing;

(c)	the Company desires to establish an additional refinery near Pinjarra and related facilities for the production and shipment of alumina;

(d)	it is desired to make provision for the grant of additional rights to and the undertaking of additional obligations by the Company as hereinafter provided;

(e)	the Company agrees to investigate in due course the feasibility of establishing within the State an industry for smelting alumina produced from ore mined within the State by the Company;

(f)	it is desired to add to and amend the principal agreement as hereinafter provided

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Alumina Refinery (Pinjarra) Agreement Act 1969

Alumina Refinery (Pinjarra) Agreement             First Schedule

NOW THIS AGREEMENT WITNESSETH:

Interpretation.

1.	In this agreement subject to the context —

“access channel” means the channel to be dredged as hereinafter provided to provide access for shipping to the new inner harbour at the port of Bunbury;

“berth” means the berth to be constructed in the new inner harbour including the supporting structure for the shiploader, to be constructed by the Company pursuant to Clause 4(2)(a) hereof and includes the land approaches and ancillary equipment thereto;

“Bunbury Port Authority” means the Bunbury Port Authority constituted by the Bunbury Port Authority Act 1909;

“inner harbour” means the new harbour to be constructed by the State at the port of Bunbury;

“new commencement date” means the date referred to in Clause 2(1) hereof;

“Pinjarra refinery” means a refining plant at or near Pinjarra in which bauxite is treated to produce alumina;

“Pinjarra refinery site” means the site on which the Pinjarra refinery is to be situated as delineated and coloured red on the plan marked “A” (initialled by the parties hereto for the purposes of identification) together with any land, within the area delineated and coloured blue on the said plan, which may be subsequently acquired by or on behalf of the Company and such other land as may be agreed upon between the parties from time to time;

“port” means the port of Bunbury;

“private railway” means a railway owned and operated by the Company for the purposes of this Agreement and which is not an extension to or a connection with a railway as defined in either the Government Railways Act 1904 or the Public Works Act 1902;

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Alumina Refinery (Pinjarra) Agreement Act 1969

First Schedule            Alumina Refinery (Pinjarra) Agreement

“Ratifying Act” means the Act to ratify this Agreement and referred to in Clause 2 hereof;

“smelter” means an electrolytic reduction plant for the conversion of alumina to aluminium using alumina produced from bauxite;

“this Agreement hereof” and “hereunder” refer to this Agreement whether in its original form or as from time to time added to, varied or amended;

words and phrases to which meanings are given under Clause 2 of the principal agreement (other than words and phrases to which meanings are given in this Agreement) shall have the same respective meanings in this Agreement as are given to them under Clause 2 of the principal agreement.

Ratification and Operation.

2. (1)	The provisions of this Agreement other than Clause 3 hereof shall not come into operation until the Bill referred to in Clause 3 hereof has been passed by the Parliament of Western Australia and comes into operation as an Act.

(2)	If the said Bill is not passed this Agreement will then cease and determine and neither of the parties hereto will have any claim against the other of them with respect to any matter or thing arising out of, done, performed or omitted to be done or performed under this Agreement.

(3)	On the said Bill commencing to operate as an Act all the provisions of this Agreement shall operate and take effect notwithstanding the provisions of any Act or law.

Initial Obligations of the State.

3.	The State shall —

(a)	introduce and sponsor a Bill in the Parliament of Western Australia to ratify this Agreement and endeavour to secure its passage as an Act prior to the 31st day of December, 1969; and

(b)	to the extent reasonably necessary for the purposes of this Agreement allow the Company to enter upon Crown lands (including land the subject of a pastoral lease) and survey possible sites for its operations under this Agreement.

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Alumina Refinery (Pinjarra) Agreement Act 1969

Alumina Refinery (Pinjarra) Agreement             First Schedule

Obligations of the Company.

4.	The Company covenants with the State that the Company shall —

(1)	having given written notice to the State of its intention to proceed, commence to construct the Pinjarra refinery and thereafter continue such construction and by the 30th day of June, 1973 complete and have in operation the first stage of the Pinjarra refinery with a capacity to produce not less than two hundred thousand (200,000) tons of alumina per annum PROVIDED THAT if the Company shall in writing reasonably demonstrate to the Minister that it has used its best endeavours to negotiate the finance required to construct the Pinjarra refinery and to complete the sales contracts necessary for the sale of alumina produced at the Pinjarra refinery to make the Company’s project economically practicable, but because of prevailing finance and/or market conditions it has been unsuccessful, the Minister shall grant the Company such extensions of time as are appropriate to the situation PROVIDED FURTHER that nothing in this subclause shall limit the effect of Clause 29 of the principal agreement or Clause 11 hereof.

Port facilities.

(2) (a)

in accordance with plans and specifications providing for the efficient loading of alumina submitted by the Company and approved by the State establish on land and water areas leased or occupied under terms of license or easement from the Bunbury Port Authority at the cost of the Company as from time to time required for the Company’s operations the berth, shiploader conveyors, storage bins, railway sidings and ancillary facilities for the storage, handling and shipment of alumina. If the said works and facilities are not by then completed the Company may not later than the 31st day of December, 1975 make application to the Minister for an extension of time and if the Company shall reasonably demonstrate that it has not then but will within a reasonable time have a need for such works and facilities, the Minister shall grant such extension of time as is appropriate to the situation. If the Company is not granted an extension of

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Alumina Refinery (Pinjarra) Agreement Act 1969

First Schedule            Alumina Refinery (Pinjarra) Agreement

time, or in the event that the Company does not complete the said works and facilities within such extended time as may be granted by the Minister, the Company shall (without affecting its obligations under paragraph (c) of this subclause) lose its rights to establish port facilities under the provisions of this Agreement.

Use of Port.

(b)	in accordance with its overall operating requirements use the new inner harbour at the port as one of its bulk handling and shipping terminals for export of alumina produced at the Company’s refineries;

Dredging contribution.

(c)	pay to the State the sum of one million five hundred thousand dollars ($1,500,000) being the Company’s agreed contribution under a contract to be entered into by the State for dredging the access channel and turning basin and berth at the port to a depth of thirty-six (36) feet and reclamation of adequate areas of land for establishment of the Company’s bulk handling terminal facilities at the port. As and when each progress payment falls due for payment under the said contract the State shall inform the Company in writing what is the Company’s due proportion of the payment and the Company shall forthwith pay its proportion to the State

PROVIDED THAT the total of such payments under this paragraph by the Company shall not exceed one million five hundred thousand dollars ($1,500,000)

PROVIDED ALWAYS that any obligation of the Company under this paragraph shall terminate if by the 31st day of December, 1975 or such later date as the parties may agree the State has not completed the work referred to in paragraph (a) of subclause (4) of Clause 5 hereof.

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Alumina Refinery (Pinjarra) Agreement Act 1969

Alumina Refinery (Pinjarra) Agreement             First Schedule

Contribution for additional dredging.

(d)	in the event of the Company desiring to use vessels requiring a greater depth of water than thirty-six (36) feet and/or a greater width of access channel than four hundred (400) feet pay to the State an amount to be agreed towards the additional dredging necessary PROVIDED THAT in the event of the State or the Bunbury Port Authority receiving contributions towards such additional dredging from other users of the port the State shall, having regard to the resulting benefits of such dredging to all users of the port requiring a depth greater than thirty-six (36) feet and the contributions made by such users, return to the Company such part of the Company’s contribution as is equitable;

Rental.

(e)	pay to the Bunbury Port Authority an annual rental of two hundred dollars ($200) per acre for land leased to the Company at the port;

Wharfage.

(f)	throughout the continuance of this Agreement pay to the Bunbury Port Authority a wharfage charge of fifteen (15) cents on every ton of alumina loaded into ships at the berth

PROVIDED THAT: —

Escalation of wharfage.

(i)	the wharfage charge per ton shall at the beginning of the fourth year of the Company’s operations at Bunbury and at the beginning of every third year thereafter be increased or decreased by a sum to be agreed to cover the increased or decreased cost to the Bunbury Port Authority reasonably applicable to the Company’s operations;

(ii)	the wharfage charge payable in any calendar year shall be decreased by three (3) cents per ton from the date in the year by which the Company’s total shipments of alumina from the port exceed eight hundred thousand (800,000) tons and if:

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Alumina Refinery (Pinjarra) Agreement Act 1969

First Schedule            Alumina Refinery (Pinjarra) Agreement

(I)	a company in addition to the Company has contributed towards the cost of the dredging referred to in paragraph (c) of subclause (2) of this Clause and the total tonnage of bulk materials passing through the inner harbour exceeds two million (2,000,000) tons in the year; or if

(II)	more than one company in addition to the Company has contributed as aforesaid and the said total tonnage exceeds one million five hundred thousand (1,500,000) tons in the year;

(iii)	after the Company has made an additional payment pursuant to Clause 4(2)(d) hereof the wharfage charge payable by the Company shall be reduced by an amount per ton which is equitable having regard to the amount of such contribution the increased throughput of the Company and the reduction in unit wharfage costs resulting from the increased capacity of the port arising out of the increased depth of water and improved access.

Other charges.

(iv)	payment of the charges in this paragraph shall not excuse payment of the usual charges from time to time prevailing made or caused to be made by the State against vessels using the berth in respect of the usual services rendered to vessels by the State or any agency instrumentality or local or other authority in or of the State and including such conservancy and pilotage charges or dues as are payable from time to time pursuant to the provisions of any Act;

Use of berth and facilities by third parties.

(g)

provided the use of the berth shall not interfere with the Company’s own requirements in regard thereto the Company will permit the berth (but not the Company’s bulk loading and other facilities) to be used by any other person for the handling of inward and outward cargo belonging to that person. The Company and the Bunbury Port Authority shall from time to time mutually agree upon terms and conditions (including charges) for such handling and if required by the Bunbury Port Authority the Company shall act as its agents for and in relation to the collection of such charges and shall remit to the

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Alumina Refinery (Pinjarra) Agreement Act 1969

Alumina Refinery (Pinjarra) Agreement             First Schedule

Bunbury Port Authority the portion thereof which shall be payable to the Bunbury Port Authority. The Company may in addition to allowing any other person to use that part of the berth as aforesaid, permit, in its sole discretion, such other person to use the Company’s bulk loading and other facilities at the berth on reasonable terms and conditions;

Notice to Bunbury Port Authority.

(h)	at all times and from time to time give such notices to the Bunbury Port Authority as it may reasonably require concerning the respective dates and times a ship is expected to arrive at and depart from the berth;

Export License.

(3)	make all necessary applications from time to time to the Commonwealth for the grant to the Company of a license or licenses under Commonwealth law for the export of alumina or aluminium;

Private roads.

(4)	be responsible for the cost construction and maintenance of any private roads required to be constructed for the Company’s operations hereunder;

Disposal of red mud.

(5)	dispose of red mud and all other effluent from the Pinjarra refinery and contain such red mud and effluent on and within the boundaries of the Pinjarra refinery site in a manner agreed between the parties from time to time;

Pollution.

(6)	take such action to prevent the pollution of rivers and underground water as may be agreed between the parties from time to time;

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Alumina Refinery (Pinjarra) Agreement Act 1969

First Schedule            Alumina Refinery (Pinjarra) Agreement

Drainage.

(7)	adequately drain the Pinjarra refinery site and related facilities and dispose of such drainage in accordance with plans and specifications to be submitted by the Company and approved by the State;

Forests.

(8)	as may be reasonably required by the Conservator from time to time, take adequate measures at the Company’s expense for the progressive restoration and re-afforestation of the forest destroyed, the prevention of soil erosion and formation of deep water pools, and such safety measures;

Railways.

(9) (a)	transport by rail all alumina for shipment by sea produced from the Company’s refineries (other than alumina produced; at Kwinana and shipped through the Company’s wharf at Kwinana) to Bunbury and/or Kwinana;

Rail transport.

(b)	transport by rail not less than forty million (40,000,000) tons of bauxite to the Kwinana refinery from the Jarrahdale rail head and all the Company’s requirements of bauxite from any additional or substitute rail head as a result of the extension of the Company’s mining operations;

(c)	transport by rail all the Company’s requirements of caustic soda and fuel oil from Kwinana and/or Bunbury to Pinjarra and or to any rail head at a refinery site approved by the Minister until such time as a pipeline is installed for the transport of such products hereunder;

(d)	transport by rail all the Company’s requirements of lime, limestone and starch if the parties agree that the tonnages distances and economics involved warrant the use of rail.

PROVIDED THAT the obligations referred to in paragraphs (a) (b) (c) and (d) of this subclause shall not apply during any period in which the State for any reason shall be unable to transport the Company’s daily requirements by rail;

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Alumina Refinery (Pinjarra) Agreement Act 1969

Alumina Refinery (Pinjarra) Agreement             First Schedule

Upgrading.

(e)	advance to the State a sum or sums to be agreed between the parties towards the cost of upgrading the existing railway from Pinjarra to Bunbury and/or Kwinana according to a mutually acceptable programme. Any advances made pursuant to this paragraph shall be repaid on terms and conditions (including the rate of interest) to be agreed between the parties at the time;

Rolling stock.

(f)	if required by the Railways Commission provide sufficient locomotives and rolling stock (to a design and specification approved by the Railways Commission) to carry all of the Company’s rail freight and to lease such locomotives and rolling stock to the Railways Commission on such terms and in such form as may be agreed by the parties;

Other facilities.

(g)	provide and maintain sidings, adequately staffed loading and unloading facilities, all terminal services, including shunting loops, spurs and other connections at and to all loading and unloading points;

(h)	ensure that all wagons are properly trimmed and loaded to prescribed tonnages;

(i)	provide a forward pattern of working with the Railways Commission and give not less than three (3) months notice in writing to the Railways Commission of any change in the Company’s railway transport requirements;

Freight rates.

(j)	pay the freight rates set out in the schedule of rates hereto by monthly payments on the basis of anticipated or provisional tonnage subject to annual adjustment after the expiration of that year. In ascertaining the number of tons transported for the purpose of adjustment in rail freights railway weighbridge weights or such alternative method of measuring as is mutually agreed shall be used;

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Alumina Refinery (Pinjarra) Agreement Act 1969

First Schedule            Alumina Refinery (Pinjarra) Agreement

Loading and unloading operations.

(k)	be responsible for all loading and unloading operations on all Company spurs and sidings and may for this purpose undertake its own shunting;

Carriage at Company’s risk.

And the company hereby acknowledges that unless the parties agree otherwise all goods carried for the Company shall be at the risk of the Company and subject to the by-laws made under the Government Railways Act 1904 insofar as such by-laws are not inconsistent with this Agreement;

Use of local labour and materials.

(10)	so far as reasonably and economically practicable use labour available within the State and give preference to bona fide Western Australian manufacturers and contractors in the placement of orders for works materials plant equipment and supplies where price quality delivery and service are equal to or better than that obtainable elsewhere. In calling tenders and/or letting contracts for works materials plant equipment and supplies required by the Company the Company will ensure that bona fide Western Australian manufacturers and contractors are given reasonable opportunity to tender quote or otherwise be properly considered for such works materials plant equipment and supplies;

Housing.

(11)	provide (at such prices rentals or charges as are fair and reasonable under the circumstances) such services and facilities including housing assistance as may be necessary for the proper and reasonable accommodation health and recreation of workers employed by the Company and of contractors engaged in carrying out the Company’s operations under this Agreement,

State’s obligations.

5.	The State covenants with the Company that the State shall —

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Alumina Refinery (Pinjarra) Agreement Act 1969

Alumina Refinery (Pinjarra) Agreement             First Schedule

Road Licenses.

(1) (a)	ensure that subject to the provisions of paragraphs (a) (b) (c) and (d) of subclause (9) of Clause 4 hereof and subject to the payment by the Company of appropriate fees, the Commissioner of Transport under the Road and Air Transport Commission Act 1966 will not refuse to grant and issue to the Company (or suppliers to or contractors with the Company and subcontractors of such contractors approved by the State) a license to transport by road goods and materials required for the construction repair operation and maintenance of the Pinjarra refinery within the area bounded by a circle having a radius of fifty (50) miles from the Pinjarra refinery site;

(b)	permit all goods and materials of the Company other than those referred to in paragraph (a) of this subclause to move by road subject to the provisions of the Road and Air Transport Commission Act 1966;

(c)	ensure that the appropriate fees charged to the Company for licenses under the Road and Air Transport Commission Act 1966 will not be such as to discriminate against the Company its suppliers contractors and subcontractors;

Repair and maintenance.

(2)	maintain service repair and where necessary replace at the expense of the State locomotives and rolling stock provided by the Company under paragraph (f) of subclause (9) of Clause 4 hereof except where such locomotives and rolling stock are damaged as a result of the negligence of the Company or its servants or agents;

Transport of goods by rail.

(3)	transport over its railways from time to time existing all ore alumina and other goods and materials which the Company upon reasonable notice to the State requires the State to transport;

Dredging.

(4) (a)	dredge an access channel at least four hundred (400) feet wide and thirty-six (36) feet deep below port datum and a turning basin and berth at least one thousand six hundred (1,600) feet wide and thirty-six (36) feet deep to provide a new inner harbour at the port and use its best endeavours to complete such dredging within twenty-four (24) months of the date that the State enters into a contract for the required dredging and reclamation;

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Alumina Refinery (Pinjarra) Agreement Act 1969

First Schedule            Alumina Refinery (Pinjarra) Agreement

(b)	at the Company’s written request and subject to agreement being reached as to the amount payable by the Company under paragraph (d) of subclause (2) of Clause 4 hereof, dredge the access channel, the turning basin and berth to an agreed depth greater than thirty-six (36) feet and shall use its best endeavours to complete such dredging with a minimum of delay;

Reclamation.

(c)	reclaim to a level above port datum to be agreed between the parties adequate areas of land adjoining the northern boundary of the new inner harbour to accommodate the Company’s shipping terminal facilities including the wharf, storage bins, conveyors and railway sidings, and use its reasonable endeavours to complete such reclamation within twenty-four (24) months of the date that the State enters into a contract for the required dredging and reclamation;

Lease.

(d)	cause a lease to be granted to the Company over an agreed area of land for the purpose of establishing bulk handling and shipping terminal and ancillaries at a rental computed at the rate of two hundred dollars ($200) per acre per annum provided that the cost of any boundary survey required by the State be paid by the Company;

License.

(e)	cause a license to be issued to enable the Company to use railway sidings adjoining its lease under paragraph (d) of this subclause;

(f)	grant in favour of the Company a license to enable the Company to erect maintain and use a conveyor to convey alumina from the Company’s stockpile area to the berth;

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Alumina Refinery (Pinjarra) Agreement Act 1969

Alumina Refinery (Pinjarra) Agreement             First Schedule

Port services.

(g)	cause usual services to be provided at the port to the Company and vessels entering or using or leaving port and carrying alumina produced by the Company provided such services are paid for;

Rates.

(h)	ensure that discriminatory rates are not levied at the port against the Company or vessels carrying alumina produced by the Company;

Supply of natural gas.

(5)	subject to the provisions of any Act from time to time in force relating to the construction operation and maintenance of pipelines for the conveyance of natural gas, in the absence of established distribution facilities for natural gas, and if required by the Company, grant a pipeline authorization to the Company or to a third party, approved by the State, acting on behalf of the Company for the purposes of this Agreement, on such terms as may be agreed between the parties (including such terms as to payment as will enable the State to be reimbursed for the cost of granting the authorization) to permit the Company to construct and operate a connecting pipeline for the conveyance of natural gas to the Company’s refineries;

Easements. Conveyor system.

(6) (a)	grant to the Company on such terms as the parties hereto agree such easements as may be necessary to enable the Company to install and operate a conveyor system and/or a private railway in and from any area of land being mined to the Pinjarra refinery site;

(b)

subject to the provisions of any Act from time to time in force relating to the construction operation and maintenance of pipelines for the conveyance of petroleum, and in the absence of any suitable established pipeline facility capable of transporting oil and/or caustic for the Company on an economically viable basis consider any proposal submitted by the Company to transport oil and/or caustic by pipeline to

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Alumina Refinery (Pinjarra) Agreement Act 1969

First Schedule            Alumina Refinery (Pinjarra) Agreement

the Company’s refineries. Within two (2) months after receipt of the Company’s proposal the Minister shall give to the Company notice either of his approval of the proposal, or of alterations desired thereto and in the latter case shall afford to the Company opportunity to consult with and to submit a new proposal to the Minister. The Minister may make such reasonable alterations to or impose such reasonable conditions on the proposal or new proposal (as the case may be) as he shall think fit, having regard to the circumstances but the Minister shall in any notice to the Company disclose his reasons for any such alteration or condition. Within two (2) months of the receipt of the notice the Company may elect by notice to the State to refer to arbitration and within two (2) months thereafter shall refer to arbitration (as provided in Clause 31 of the principal agreement as amended by Clause 14(3) hereof) any dispute as to the reasonableness of any such alteration or condition. If the question is decided in favour of the Company the decision will take effect as a notice by the Minister that he is so satisfied with and approves the matter or matters the subject of the arbitration.

Pinjarra townsite development.

6. (1) (a)	The Company shall take reasonable measures to purchase or lease land required for the purposes of this Agreement.

(b)	If so required by the Company the State may make available to the Company Crown land if conveniently available and/or land acquired or resumed on behalf of the Company for the purposes of this Agreement. The price at which such land shall be sold to the Company shall in the case of land acquired or resumed be based on the actual cost incurred by the State and in the case of Crown land be at a reasonable price to be agreed between the parties. In addition to the foregoing the State shall include in the cost of all land sold to the Company an amount to cover the cost to the State of sub-dividing the land including the cost of servicing individual lots comprised in the land sold, with water, sewerage, drainage, roads and footpaths. The Company shall pay the State in respect of all land sold to the Company the purchase price in full within one (1) month of the date on which the State is able to give the Company title to the land.

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Alumina Refinery (Pinjarra) Agreement Act 1969

Alumina Refinery (Pinjarra) Agreement             First Schedule

(2)	The parties recognise that as a consequence in part of the progressive development of the Pinjarra refinery and related facilities at the Pinjarra refinery site the need will progressively develop at Pinjarra for additional housing accommodation services and works, including sewerage treatment works, water supply head works, main drains, education, hospital and police services. The Company accepts the principle of fair and reasonable sharing by it of the costs of establishing such services and works having regard to the benefits flowing to the State, the community, the Company and others therefrom. Furthermore, the Company undertakes to participate by means of purchase, leasing or other arrangements for its own needs and those of its staff and employees and contractors engaged in the mining and refining operations of the Company in any housing or land development scheme sponsored or approved by the State in Pinjarra or in the immediate neighbourhood.

Water.

7. (1)	To enable the Company to meet its projected daily requirements of water at Pinjarra, the Company shall furnish a full report on the result of its investigations as to the amount of subterranean water available from bores or wells to be constructed on the Company’s land at the Company’s expense.

(2)	The State shall if it is satisfied with the report referred to in subclause (1) of this Clause grant to the Company under the Rights in Water and Irrigation Act 1914 a license to permit the Company to draw water up to a specified maximum annual quantity PROVIDED THAT the State may in consultation with the Company, having regard to the performance of the aquifer, amend the license from time to time.

(3)

The parties recognise that as development of the aquifer will be at the expense of the Company and primarily for the purpose of the Company’s operations the Company should at all times be entitled to a first call on water from the aquifer situated within the land delineated and coloured red and blue on the said plan marked “A” and from any alternative source of supply developed by and at the expense of the Company for the purposes of such operations.

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Alumina Refinery (Pinjarra) Agreement Act 1969

First Schedule            Alumina Refinery (Pinjarra) Agreement

Subject to the foregoing, should at any time there not be available for any cause including an amendment of the license granted under subclause (2) of this Clause an adequate supply of water for the Company’s requirements, the State will promptly use reasonable endeavours to establish an alternative or supplementary supply. The Company will contribute a fair and reasonable proportion of the costs involved in providing such requirements.

Electricity.

8. (1)	The Company is authorized to generate electricity for its own use in respect of and within any approved alumina refinery site and may from time to time serve notice on the State Electricity Commission that it desires to transmit power generated at any such refinery to another site (other than a refinery) owned, leased or held by the Company for the purpose of operating electric motors driving pumps, crushers, conveyors or other equipment. The notice shall set out the engineering details of the proposed works and a plan of the route of the proposed transmission lines to be erected within an easement granted to the Company for the construction of the conveyor belts and/or pipelines.

(2)	Within three (3) months of receipt of the notice referred to in subclause (1) of this Clause the said Commission may grant approval to the Company to construct operate and maintain the transmission line the subject of the notice and may attach to such approval such technical requirements as the Commission sees fit having regard to the experience in this field of the Company and any associated company.

(3)	In constructing, maintaining and operating the transmission line and the motors and equipment supplied by the transmission line the Company shall comply with the technical requirements of the Electricity Act and Regulations and the Wiring Rules of the Standards Association of Australia.

(4)	In the event of a dispute arising between the Company and the said Commission in respect of any of the matters referred to in this Clause, the matter shall be referred to the Minister for determination.

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Alumina Refinery (Pinjarra) Agreement Act 1969

Alumina Refinery (Pinjarra) Agreement             First Schedule

Smelter.

9. (1)	The Company undertakes to investigate the technical and economic feasibility of establishing a smelter in the South West region of the State and from time to time to review the matter and when requested by the State but not more often than every twelve (12) months to keep the State fully informed in writing as to the progress and results of such investigations.

The State may if it so desires also undertake studies and for this purpose the Company shall provide the State with such information as it may reasonably require. The Company shall not be obliged to supply technical information of a confidential nature in respect of processes which have been developed by the Company or an associated Company or acquired from other sources and which is not generally available to the aluminium industry, or financial and economic information of a confidential nature the disclosure of which could unduly prejudice the contractual or commercial arrangements between the Company and third parties.

(2)	If as a result of the studies undertaken under subclause (1) of this Clause the Company and the State are satisfied that a smelter is technically and economically viable and competitive on world markets then the Company shall establish a smelter and have it operating at a capacity and within a time to be agreed.

Third Party.

(3)	If the Company is unwilling or fails to establish the smelter as provided in subclause (2) of this Clause the State may negotiate with a third party other than an instrumentality of the State to establish a smelter on terms and conditions not more favourable on the whole to the third party than it was prepared to grant the Company. In such circumstances the Company will if required supply alumina for a reasonable period to the third party at a reasonable price (which shall have regard to the prevailing world prices recently negotiated and currently under negotiation by the Company and including the effects on such prices if additional capacity has to be constructed by the Company) and in sufficient quantities to meet the requirements of the third party from time to time PROVIDED THAT the Company shall not be liable to supply the third party with a greater annual quantity of alumina than one hundred thousand (100,000) tons in the first year after the smelter is established and thereafter at a progressively increasing annual tonnage until a maximum of two hundred thousand (200,000) tons is reached in the fifth year.

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Alumina Refinery (Pinjarra) Agreement Act 1969

First Schedule            Alumina Refinery (Pinjarra) Agreement

Resumptions.

10.	The State may as for a public work under the Public Works Act 1902 from time to time acquire or resume any land or any estate right or interest to in over or in respect of land required by the State or the Company for such purposes as the conveyor system, a private railway and existing or proposed refineries, aluminium smelters, residue disposal areas, and housing and for any other works services or purposes that the parties agree are necessary or desirable and may lease or otherwise dispose of the same to the Company. The cost of any land resumed on behalf of the Company by the State shall be paid by the Company on demand.

Power to extend periods.

11.	Notwithstanding any provision hereof the Minister may at the request of the Company from time to time extend any period or date referred to in this Agreement or the principal agreement for such period or to such later date as the Minister thinks fit and the extended period or later date when advised to the Company by notice from the Minister shall be deemed for all purposes hereof substituted for the period or date so intended.

Indemnity.

12.	The Company will indemnify and keep indemnified the State and its servants agents and contractors in respect of all actions suits claims demands or costs of third parties arising out of or in connection with any work carried out by or on behalf of the Company pursuant to this Agreement or relating to its operations hereunder or arising out of or in connection with the construction maintenance or use by the Company or its servants agents contractors or assignees of the Company’s works or services the subject of this Agreement or the plant apparatus or equipment installed in connection therewith.

Additional Refinery.

13.	If the Company desires to establish an additional refinery or refineries in a site or location approved by the State then the provisions of this Agreement shall mutatis mutandis be deemed to apply to the extent agreed at that time by the parties hereto.

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Alumina Refinery (Pinjarra) Agreement Act 1969

Alumina Refinery (Pinjarra) Agreement             First Schedule

Amendments to principal agreement.

14.	The principal agreement is hereby amended by —

(1)	substituting for subclause (3) of Clause 9 the following:

Rate of Royalty.

(3) (a)	Subject to the provisions of paragraph (d) hereof as from the date this subclause commences to operate royalty payable by the Company hereunder to the Department of Mines on behalf of the State shall be based on alumina and shall be at the rate of twenty-five (25) cents per ton of alumina produced by the Company.

Escalation.

(b)	Royalty payable under this subclause shall increase or decrease proportionately to the increase or decrease in the mean quarterly world selling price of aluminium above or below five hundred Australian dollars ($A500) per ton. The mean quarterly world selling price of aluminium is deemed to be the average expressed in dollars Australian of the four prices first quoted in the London “Metal Bulletin” in respect of Canadian primary aluminium 99.5 per cent purity F.O.B. Toronto in each of the four quarters immediately preceding that quarter referred to in subclause (14) of this Clause or other period referred to in subparagraph (i) of paragraph (d) of this subclause.

Review of Royalty Rates.

(c) (i)	The rate of royalty payable under this subclause shall be reviewed by the State seven years after the date when the Company commences commercial production of alumina at the Pinjarra refinery and thereafter as at the last day of each succeeding period of seven (7) years during any renewed term.

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Alumina Refinery (Pinjarra) Agreement Act 1969

First Schedule            Alumina Refinery (Pinjarra) Agreement

(ii)	The rate of royalty fixed by the State in any review shall be the royalty rate for alumina specified in the regulations under the Mining Act at the date of review PROVIDED THAT such rate is not greater than the assessed rate of the average of the rates of royalty in respect of bauxite (mined within the Commonwealth of Australia) paid to the Commonwealth of Australia and to all States thereof for the twelve (12) months immediately preceding the date of review having regard to such matters as the respective tonnages mined, the degree of processing required, the alumina content and other characteristics of the bauxite. In the event of the rate specified in the regulations under the Mining Act being greater than the said assessed rate, then the assessed rate shall apply PROVIDED ALWAYS that subject to the provisions of paragraph (b) of this subclause in no case shall the rate of royalty be less than twenty-five (25) cents per ton.

(d) (i)	Promptly after the date this subclause commences to operate the Company shall furnish a return to the Department of Mines showing the amount of bauxite: —

(I)	produced prior to that date and which has not been completely processed into alumina;

(II)	processed prior to that date by the Company but in respect of which no royalty has been paid.

(ii)	The Company shall pay to the Department of Mines royalty at the rate previously payable in respect of bauxite referred to in this paragraph and no other royalty shall be payable in respect of alumina produced from such bauxite.

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Alumina Refinery (Pinjarra) Agreement Act 1969

Alumina Refinery (Pinjarra) Agreement             First Schedule

(e) (i)	In the event of the termination hereof the Company shall, as at the date of termination, furnish a return to the Department of Mines showing the amount of bauxite produced which has not been completely processed into alumina.

(ii)	The Company shall pay royalty at the rate previously payable in respect of such bauxite.

(2)	substituting for subclause (5) of Clause 9 the following:

(5) (a)	Subject to the performance by the Company of its obligations under this Clause the term of the mineral lease will, subject as hereinafter provided, be for twenty-one (21) years from the date of receipt of the request referred to in subclause (1) of this Clause with rights of renewal for three (3) consecutive further periods of twenty-one (21) years upon the terms and conditions in the said mineral lease contained except that: —

(i)	royalty rates may be varied as provided in subclause (3) of this Clause;

(ii)	the right of renewal shall be excluded from the third renewed period of twenty-one (21) years of the said mineral lease.

(b)

Within the first six (6) months of the twelve (12) months immediately preceding the expiration of the third renewed period of twenty-one (21) years of the said mineral lease the Company, if then operating its refineries pursuant to this Agreement, may give notice in writing to the State that it desires a further mineral lease for bauxite of the leased area or of a part or parts thereof for a term of twenty-one (21) years and the State shall within six (6) months from its receipt of that notice determine and notify the Company of the terms and conditions upon which it is prepared to

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Alumina Refinery (Pinjarra) Agreement Act 1969

First Schedule            Alumina Refinery (Pinjarra) Agreement

grant such a further mineral lease of the leased area or of a part or parts thereof (as the case may be) and the Company for a period of three (3) months thereafter will have the right to accept such further mineral lease on those terms and conditions.

(c)	For a period of two (2) years thereafter the State shall not offer to grant a mineral lease of the leased area or any part thereof for bauxite to any person other than the Company on more favourable terms and conditions than are offered to the Company.

(3)	Substituting for subclause (14) of Clause 9 the following:

(14)	In the months of January April July and October of each year the Company will furnish to the Minister for Mines a return of all alumina chargeable with royalty during the period of three calendar months ending on the preceding last day of December March June and September as the case may be and shall within 60 days of the expiration of each such calendar quarterly period pay to the Under Secretary for Mines on behalf of the State the amount of royalty due for such quarter.

Arbitration.

(4)	Substituting for Clause 31 the following:

31.	Except where otherwise specifically provided in this agreement any dispute or difference between the parties arising out of or in connection with this agreement or any agreed amendment or variation thereof or agreed addition thereto or as to the construction of this agreement or any such amendment variation or addition or as to the rights duties or liabilities of either party thereunder or as to any matter to be agreed upon between the parties under this agreement shall in default of agreement between the parties and in the absence of any provision in this agreement to the contrary be referred to and settled by arbitration under the provisions of the Arbitration Act 1895 PROVIDED THAT this Clause shall not apply to any case where the State or the Minister is by this agreement given either expressly or impliedly a discretionary power.

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Alumina Refinery (Pinjarra) Agreement Act 1969

Alumina Refinery (Pinjarra) Agreement             First Schedule

(5)	By adding to subclause (3) of Clause 13 the following sentence:

The compensation payable under this subclause shall increase or decrease as from the commencement of each period of seven (7) years while this agreement continues calculated from the first day of January, 1970 by such amount as may be equitable having regard to any increase or decrease in the amount paid to the Conservator of Forests by way of royalties and/or subsidies or grants per timber unit during the last complete financial year preceding the date the period commences above or below the amount so paid during the last complete financial year preceding the date this paragraph commences to operate.

Construction.

15.	The provisions of the principal agreement shall mutatis mutandis apply to this Agreement except that where any provision in the principal agreement is inconsistent with any provision in this Agreement the provisions of this Agreement shall prevail.

SCHEDULE

Rates per ton mile for freight carried on composite trains operating between Kwinana and Pinjarra and between Pinjarra and Bunbury and between Kwinana and Bunbury Monday to Saturday of each week.

Column 1 In tons per financial year up to but not exceeding	Column 2 Rates per ton mile expressed in cents
500,000	2.5
1,000,000	2.0
1,500,000	1.75
2,000,000	1.65
2,500,000	1.5
3,000,000	1.4

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Alumina Refinery (Pinjarra) Agreement Act 1969

First Schedule            Alumina Refinery (Pinjarra) Agreement

(1)	The rate to apply to the aggregate tonnage actually transported shall be the rate appearing in Column 2 opposite the tonnage in Column 1 which is nearest above the actual tons transported.

(2)	For the purposes of this Schedule a composite train shall be a train carrying only the undermentioned products of the Company namely all or any of the following, alumina, caustic soda, fuel oil, lime, limestone and starch.

(3)	The rates set out in this Schedule have been calculated on the basis of the turn around time at terminals not exceeding five hours. If such times are not regularly adhered to by the Company the Railways Commission may review the rates. If the Company does not agree to the revised rates the matter may be referred to arbitration hereunder.

(4) (a)	The rates of freight set out in the Schedule are based on costs prevailing at the date of execution of this Agreement and shall be subject to variation from time to time in proportion to any increase or decrease in the costs of the Railways Commission of transporting freight of the Company on the abovementioned composite trains.

(b)	The State will at the request of the Company procure the certificate of the Auditor General of the State as to the correctness of such variation in the freight rates.

IN WITNESS whereof these presents have been executed the day and year first hereinbefore written.

SIGNED SEALED AND DELIVERED	}	DAVID BRAND [L.S.]
by the said THE HONOURABLE
SIR DAVID BRAND, K.C.M.G.,
M.L.A., in the presence of —
C. W. COURT,
Minister for Industrial
Development.
ARTHUR GRIFFITH,
Minister for Mines.

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Alumina Refinery (Pinjarra) Agreement Act 1969

Alumina Refinery (Pinjarra) Agreement             First Schedule

SIGNED BY WESTERN ALUMINIUM NO LIABILITY by its Attorney GEORGE DUNDAS WRIGHT in the presence of — J. N. LANGFORD.	}
Western Aluminium No
Liability
by its Attorney
G. D. WRIGHT.

[First Schedule amended by No. 48 of 1972 s.5.]

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Alumina Refinery (Pinjarra) Agreement Act 1969

Second Schedule            First supplementary agreement

Second Schedule — First supplementary agreement

[s. 1A]

[Heading amended by No. 19 of 2010 s. 4.]

THIS AGREEMENT UNDER SEAL is made the 10th day of July, One thousand nine hundred and seventy-two between THE HONOURABLE JOHN TREZISE TONKIN, M.L.A., Premier of the State of Western Australia acting for and on behalf of the Government of the said State and its instrumentalities (hereinafter referred to as “the State”) of the one part and ALCOA OF AUSTRALIA (W.A.) LIMITED the name whereof was formerly Western Aluminium No Liability a Company duly incorporated under the Companies Statutes of the State of Victoria and having its principal office in that State at 535 Bourke Street, Melbourne and having its registered office in the State of Western Australia at Hope Valley Road Kwinana (hereinafter referred to as “the Company” which term shall include its successors and permitted assigns) of the other part.

WHEREAS the parties are the parties to and desire to amend the agreement between them dated the 30th day of September One thousand nine hundred and sixty-nine referred to in Section 2 of the Alumina Refinery (Pinjarra) Agreement Act 1969 inter alia related to the establishment of an additional alumina refinery near Pinjarra and associated facilities for the production and shipment of alumina (which agreement is hereinafter referred to as “the Pinjarra agreement”).

NOW THIS AGREEMENT WITNESSETH —

1.	SUBJECT to the context the words and expressions used in this agreement have the same meanings respectively as they have in and for the purposes of the Pinjarra agreement.

2.	THE provisions of this Agreement shall not come into operation unless and until a Bill to approve and ratify this Agreement is passed by the Legislature of the said State and comes into operation as an Act.

3.	THE Schedule of the Pinjarra agreement is amended by

(1)	deleting paragraph 4(a) and substituting the following: —

(4) (a)	The rates of freight set out in this Schedule are based on costs prevailing at 30th September, 1969, and shall be adjusted on 1st April, 1972, and on the 1st April of each

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Alumina Refinery (Pinjarra) Agreement Act 1969

First supplementary agreement             Second Schedule

year thereafter on costs prevailing at these dates in accordance with the following formula: —

WHERE:

(i)	F1	=	New freight rate.

(ii)	F	=	The freight rate which was payable as at the 30th September, 1969, in accordance with Column 2 of the Schedule.

(iii)	HR	=	The average hourly rate payable as at 30th September, 1969.

(iv)	HR1	=	The average hourly rate payable as at the date of adjustment.

(v)	D	=	The wholesale price (duty free) of distillate in Perth as at 30th September, 1969.

(vi)	D1	=	The wholesale price (duty free) of distillate in Perth as at the date of adjustment.

(vii)	SR	=	Price of heavy steel rails per ton c.i.f. Port of Fremantle as ascertained from price schedule covering despatches from the Broken Hill Proprietary Company Limited and Australian Iron and Steel Proprietary Limited as at 30th September, 1969.

(viii)	SR1	=	The price of heavy steel rail per ton c.i.f. Fremantle ascertained as aforementioned as at the date of adjustment.

The rates applicable at the 30th September, 1969, are: —

1st class driver	175.25 cents
1st class guard	142.75 cents
Track repairer	112.63 cents

430.63 cents
Average hourly rate	143.54 cents
Price of distillate per gallon	19.9 cents
Price of steel rail per ton	$99.50

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Alumina Refinery (Pinjarra) Agreement Act 1969

Second Schedule             First supplementary agreement

If on the 1st April, 1977, and on the 1st April in every fifth year thereafter either party considers that by reason of changed circumstances the application of the abovementioned formula no longer results in the payment of freight rates fair and equitable from the point of view of both parties the party which so considers may within one month of that date give notice in that behalf to the other party specifying the formula the party giving the notice thinks should be substituted for the existing formula and if within two months of the giving of such notice the parties cannot agree on a formula to be substituted for the formula which applied in accordance with this paragraph during the five years ending on the 31st day of March immediately preceding the question whether a new and if so what formula shall be substituted shall be referred to arbitration as provided by clause 31 hereof.

(2)	substituting for the word “variation” in the third line of paragraph 4(b) the word “adjustment”.

IN WITNESS whereof the parties hereto have executed this agreement the day and year first above written.

SIGNED SEALED AND DELIVERED by the HONOURABLE JOHN TREZISE TONKIN, M.L.A., in the presence of —	}	JOHN T. TONKIN.

H. E. GRAHAM.

MINISTER FOR DEVELOPMENT

            AND DECENTRALISATION.

THE COMMON SEAL OF ALCOA OF AUSTRALIA (W.A.) LIMITED was hereunto affixed in the presence of —	}	(C.S.)

C. E. PFEIFER.

P. SPRY-BAILEY.

[Second Schedule inserted by No. 48 of 1972 s.6.]

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Alumina Refinery (Pinjarra) Agreement Act 1969

Second supplementary agreement             Third Schedule

Third Schedule — Second supplementary agreement

[s. 1A]

[Heading amended by No. 19 of 2010 s. 4.]

THIS AGREEMENT made the Fifteenth day of November 1976 BETWEEN THE HONOURABLE SIR CHARLES WALTER MICHAEL COURT, O.B.E., M.L.A. Premier of the State of Western Australia acting for and on behalf of the Government of the said State and its instrumentalities (hereinafter referred to as “the State”) of the one part and ALCOA OF AUSTRALIA (W.A.) LIMITED the name whereof was formerly Western Aluminium No Liability and later Alcoa of Australia (W.A.) N.L. a company duly incorporated under the Companies Statutes of the State of Victoria and having its principal office in that State at 535 Bourke Street, Melbourne and having its registered office in the State of Western Australia at Hope Valley Road, Kwinana (hereinafter referred to as “the Company” which term shall include its successors and permitted assigns) of the other part.

WHEREAS the parties are the parties to and desire to amend the agreement between them defined in Section 1A of the Alumina Refinery (Pinjarra) Agreement Act 1969-1972 of the State of Western Australia (which agreement is hereinafter referred to as “the principal agreement”).

NOW THIS AGREEMENT WITNESSETH

1.	Subject to the context the words and expressions used in this Agreement have the same meanings respectively as they have in and for the purpose of the principal agreement.

2.	The provisions of this Agreement shall not come into operation unless and until a Bill to approve and ratify this Agreement is passed by the Legislature of the said State and comes into operation as an Act.

3.	The principal agreement is hereby varied as follows:

(1)	Clause 4(2) is amended —

(a)	as to paragraph (c) —

(i)	by substituting for the passage “pay to the State the sum of one million five hundred thousand dollars ($1 500 000) being the Company’s agreed contribution under a contract to be entered into by the State for” in lines one to four inclusive, the passage “advance to the State the sum of two million three hundred thousand dollars ($2 300 000) to assist in” ; and

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Alumina Refinery (Pinjarra) Agreement Act 1969

Third Schedule             Second supplementary agreement

(ii)	by deleting the passage commencing with the word “As” in line nine and ending with the passage “hereof.” in line twenty-five of the paragraph. ;

(b)	by inserting a new paragraph to follow paragraph (c) as follows:

(cc)	advance to the State or the Bunbury Port Authority in addition to the sum of two million three hundred thousand dollars ($2 300 000) referred to in paragraph (c) of this subclause the sum of four million dollars ($4 000 000) to assist in additional dredging and removal of rock from the access channel and turning basin of the inner harbour to a depth of forty (40) feet. ;

(c)	as to paragraph (d) —

(i)	by substituting for the marginal note “Contribution for additional dredging.” the marginal note “Third party participation”. ;

(ii)	by deleting the passage commencing with the word “in” in line one and ending with the word “THAT” in line seven;

(iii)	by substituting for the words “such additional dredging” in line nine, the passage “the additional dredging referred to in paragraph (cc) of this subclause” ; and

(iv)	by substituting for the passage “return to the Company such part of the Company’s contribution as is equitable,” in lines fourteen, fifteen and sixteen, the passage “pay to the Company such amount as the Minister determines is equitable;” ;

(d)	by deleting paragraph (f); and

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Alumina Refinery (Pinjarra) Agreement Act 1969

Second supplementary agreement             Third Schedule

(e)	by inserting a new paragraph to follow paragraph (h) as follows:

(hh)	without in any way limiting the Company’s obligations pursuant to Clause 4A hereof pay to the Bunbury Port Authority a surcharge of sixty five (65) cents on the first thirteen million (13 000 000) tons of alumina delivered to the Company’s bulk handling terminal facilities at the port as from the 1st day of April, 1976 (in this paragraph referred to as “the Alumina Surcharge”) PROVIDED THAT in the event of other parties using the port to a depth below thirty six (36) feet the Minister shall reduce the Alumina Surcharge by such amount as the Minister determines is equitable. ;

(2)	The following new Clauses as Clauses 4A and 4B are added after Clause 4 as follows:

Wharfage charges.

4A. (1)	Subject to subclause (2) of this Clause, the Company shall in respect of the twelve month period commencing from the 1st day of April, 1976 and thereafter in each succeeding period of twelve months pay to the Bunbury Port Authority wharfage charges calculated in accordance with the tonnages of alumina as follows —

(a)	on tonnages not exceeding one million (1 000 000) tons, fifteen (15) cents per ton;

(b)	on tonnages exceeding one million (1 000 000) tons and not exceeding two million (2 000 000) tons, twelve (12) cents per ton; and

(c)	on all tonnages in excess of two million (2 000 000) tons, ten (10) cents per ton.

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Alumina Refinery (Pinjarra) Agreement Act 1969

Third Schedule             Second supplementary agreement

Alteration of wharfage charges.

(2)	Each of the applicable wharfage charges referred to in subclause (1) of this Clause shall be adjusted on the 1st day of April, 1982 and at three yearly intervals thereafter by a sum to be agreed between the parties hereto (or failing agreement referred to arbitration hereunder) to cover the increased or decreased cost to the Bunbury Port Authority reasonably applicable to the Company’s operations.

Other charges.

4B.	Payment of the wharfage charges in Clause 4A hereof shall not excuse payment of the usual charges from time to time prevailing made or caused to be made by the State against vessels using the berth in respect of the usual services rendered to vessels by the State or any agency instrumentality or local or other authority in or of the State and including such conservancy and pilotage charges or dues as are payable from time to time pursuant to the provisions of any Act. ;

and

(3)	A new clause as Clause 16 is added after Clause 15 as follows —

Pipeline easements.

16 (1)	The provisions of section 33A of the Public Works Act 1902 shall apply to and in respect of easements in favour of the Company which have already been acquired or which are to be acquired for the purpose of the construction, maintenance and use of pipelines under paragraph (b) of subclause (6) of Clause 5 of this Agreement and for any purpose incidental to any such purpose, in the same manner as they apply to easements in favour of the Crown.

Certificate by Minister.

(2)	For the purposes of subclause (1) of this Clause an instrument does not create an easement in favour of, or operate to transfer an easement to the Company unless it bears a Certificate by the Minister to that effect.

Procedure.

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Second supplementary agreement             Third Schedule

(3)	Where an easement is created over any land pursuant to subclause (2) of this Clause:

(a)	if the easement is over land that is under the operation of the Transfer of Land Act 1893 and the instrument creating the easement is executed (whether before or after the date of the principal agreement) by a grantor then being the registered proprietor of the land affected, the easement shall notwithstanding any subsequent change in the registered proprietorship of the land and notwithstanding that the consent of any mortgagee or other person whose consent but for the operation of this paragraph would be required to any such instrument has not been obtained, be deemed to be a registerable instrument under the Transfer of Land Act 1893 and upon presentation to the Registrar of Titles of the instrument, the Registrar shall upon payment of the prescribed fee register the same and endorse the easement as an encumbrance on the relevant Certificate of Title;

(b)	if the easement is over land that is not under the operation of the Transfer of Land Act 1893 or the Land Act 1933 the instrument creating such easement shall be sent by the Company to the Registrar of Deeds who shall upon payment of the prescribed fee by memorial in the Register of Deeds duly record the creation of the easement;

(c)	if the easement is over land that is subject to the Land Act 1933 (excepting such land as is under the operation of the Transfer of Land Act 1893), the instrument creating such easement shall be sent by the Company to the Minister for Lands who shall upon payment of the fee required by the Minister for Lands cause to be made in the appropriate register relating to the land a record of the creation of the easement.

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Alumina Refinery (Pinjarra) Agreement Act 1969

Third Schedule             Second supplementary agreement

(4)	Nothing contained in this Clause shall affect the rights and obligations of the parties hereto under paragraph (b) of subclause (6) of Clause 5 hereof.

IN WITNESS whereof these presents have been executed by or on behalf of the parties hereto the day and year first hereinbefore written.

SIGNED by THE HONOURABLE SIR CHARLES WALTER MICHAEL COURT, O.B.E., M.L.A. in the presence of —	}	CHARLES COURT

ANDREW MENSAROS,

MINISTER FOR INDUSTRIAL

DEVELOPMENT.

THE COMMON SEAL OF ALCOA OF AUSTRALIA (W.A.) LIMITED was hereunto affixed in the presence of —	}	[C.S.]

Director, WALDO PORTER Jr.

Secretary, E. W. HUMPHREYS.

[Third Schedule inserted by No. 116 of 1976 s.5.]

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Alumina Refinery (Pinjarra) Agreement Act 1969

Extract from third supplementary agreement             Fourth Schedule

Fourth Schedule — Extract from third supplementary agreement

[s. 1A]

[Heading amended by No. 19 of 2010 s. 4.]

Extract from the third supplementary agreement, in which the agreement referred to in section two of this Act as from time to time amended in accordance with this Act is referred to as “the Pinjarra agreement”.

Amendments to Pinjarra agreement.

20.	The Pinjarra agreement is hereby amended by adding after clause 5 a new clause 5A as follows —

Modifications to Bunbury Port Authority Act.

5A.	For the purpose of this Agreement in respect of any land leased to the Company pursuant to the Bunbury Port Authority Act 1909, that Act shall be deemed to be modified by —

(a)	the deletion of the proviso to section 25; and

(b)	the inclusion of a power to grant leases or licences for terms or periods (including renewal rights) and for such purposes as are consistent with the provisions of this Agreement, in lieu of the terms or periods and purposes referred to in section 25.

[Fourth Schedule inserted by No. 15 of 1978 s.11.]

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Alumina Refinery (Pinjarra) Agreement Act 1969

Notes

[1]	This is a compilation of the Alumina Refinery (Pinjarra) Agreement Act 1969 and includes the amendments made by the other written laws referred to in the following table.

Compilation table

Short title	Number and year	Assent	Commencement
Alumina Refinery (Pinjarra) Agreement Act 1969	75 of 1969	7 Nov 1969	7 Nov 1969
Alumina Refinery (Pinjarra) Agreement Act Amendment Act 1972	48 of 1972	2 Oct 1972	2 Oct 1972
Alumina Refinery (Pinjarra) Agreement Act Amendment Act 1976	116 of 1976	1 Dec 1976	1 Dec 1976
Alumina Refinery (Wagerup) Agreement and Acts Amendment Act 1978 Pt. III	15 of 1978	18 May 1978	18 May 1978
Alumina Refinery Agreements (Alcoa) Amendment Act 1987 Pt. III	86 of 1987	9 Dec 1987	9 Dec 1987
Standardisation of Formatting Act 2010 s. 4	19 of 2010	28 Jun 2010	11 Sep 2010 (see s. 2(b) and Gazette 10 Sep 2010 p. 4341)

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Alumina Refinery (Pinjarra) Agreement Act 1969

Defined terms

Defined terms

[This is a list of terms defined and the provisions where they are defined. The list is not part of the law.]

Defined term	Provision(s)
the agreement	1A
the first supplementary agreement	1A
the fourth supplementary agreement	1A
the second supplementary agreement	1A
the third supplementary agreement	1A

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